PROSPECTUS SUPPLEMENT	Filed Pursuant to 424(b)(3)
To Prospectus dated May 6, 2025	Registration No. 333-274606

KINDLY MD, INC.

2,059,811 Shares of Common Stock Issuable Upon Exercise of Previously Issued Warrants

and

82,310 Shares of Common Stock

This prospectus supplement updates and supplements the information contained in the prospectus dated May 6, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-274606), as amended, with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on May 16, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by Kindly MD, Inc., a Utah corporation, of up to 2,059,811 shares of common stock underlying the tradeable warrants (the “Tradeable Warrants”), the non-tradeable warrants (the “Non-tradeable Warrants”) and the representative’s warrants (the “Representative’s Warrants” and, together with the Tradeable Warrants and the Non-tradeable Warrants, the “Warrants”) previously issued by us in our initial public offering that closed on June 3, 2024. We are not selling any shares of our common stock in this offering, and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the holders of the Warrants. Upon exercise of the Warrants, however, we will receive proceeds from the exercise of such Warrants if exercised for cash.

The Prospectus and the prospectus supplement also relate to the resale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of 82,310 shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “KDLY” and our Tradeable Warrants are listed under the symbol “KDLYW.” The last reported sale price of our common stock on Nasdaq on May 16, 2025 was $12.95 per share and the last reported sale price of our Tradeable Warrants on Nasdaq on May 16, 2025 was $7.37 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2025

Kindly MD, Inc.

(Exact name of registrant as specified in its charter)

001-42103	84-3829824
(Commission File Number)	(IRS Employer Identification Number)

5097 South 900 East, Suite 100, Salt Lake City, UT	84117
(Address of Principal Executive Offices)	(Zip Code)

(385) 388-8220
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	KDLY	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase shares of Common Stock, par value $0.001 per share	KDLYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2025, Kindly MD, Inc. (the “Company”) entered into an “Addendum to Executive Employment Agreement” with each of Tim Pickett, the Company’s Chief Executive Officer, Jared Barrera, the Company’s Chief Financial Officer, and Adam Cox, the Company’s Chief Operating Officer. These Addenda to Executive Employment Agreements modified the amount of stock options and vesting schedules granted to the executives and waived the right to future equity in the Company, Nakamoto Holdings, Inc. or their subsidiaries or affiliates, among other things.

Specifically, under the Addendums to Executive Employment Agreements, Mr. Pickett received 7,479 stock options that will vest on September 1, 2025 and was granted 28,780 shares of restricted stock of the Company that are fully vested upon issuance, Mr. Barrera was granted 35,000 stock options that will vest over a nine month period, and Mr. Cox was granted 40,000 stock options that will vest over a nine month period.

On May 12, 2025, the independent directors of the Company received shares of restricted stock and stock options of the Company in amounts that varied from their existing agreements and the directors waived the right to future equity in the Company, Nakamoto Holdings, Inc. or their subsidiaries or affiliates. Specifically, each of Amy Powell, Christian Robinson and Gary Seelhorst received 1,838 shares of restricted common stock that are fully vested upon issuance, 538 stock options that are fully vested and 2,000 stock options that fully vest upon a change of control of the Company.

All options were granted with an exercise price based on the closing price of the Company’s common stock on the business day immediately prior to the grant date or higher.

Item 8.01. Other Events.

Since May 12, 2025, the Company has issued 730,923 shares of its common stock pursuant to the exercise of warrants by warrant holders. Through close of business on May 15, 2025, the Company has received a total of $4,219,584.33 from the exercise of these warrants.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Addendum to Executive Employment Agreement with Tim Pickett dated May 12, 2025
10.2	Addendum to Executive Employment Agreement with Jared Barrera dated May 12, 2025
10.3	Addendum to Executive Employment Agreement with Adam Cox dated May 12, 2025
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

KINDLY MD, INC.

Dated: May 16, 2025	By:	/s/ Tim Pickett
Tim Pickett
Chief Executive Officer